DENNY'S CORPORATION APPOINTS JOSÉ M. GUTIÉRREZ TO BOARD OF DIRECTORS

SPARTANBURG, S.C., January 25, 2013 - Denny's Corporation (NASDAQ: DENN), franchisor and operator of one of America's largest full-service restaurant chains, today announced that José M. Gutiérrez has been appointed to its Board of Directors. Mr. Gutiérrez has held senior executive positions at AT&T and brings nearly 25 years of experience in print and digital advertising, finance and operations in the telecommunications industry.

Brenda J. Lauderback, chair of Denny's Corporate Governance and Nominating Committee, stated, “We are very pleased to add José to the Denny's Board of Directors. He has a rich background with significant financial, strategic planning, operational and telecommunications industry experience, including senior positions at a great innovation company like AT&T, as well as his recent leadership position as President and Chief Executive Officer of AT&T Advertising Solutions. In particular, his experience in online and mobile advertising will help Denny's further strengthen its mobile and social media efforts and stay ahead of the technological advertising explosion. José will bring valuable and fresh perspective to the Board and we look forward to his contribution.”

Mr. Gutiérrez is currently President of Wholesale Solutions at AT&T. From 2010 to 2012, has was President and Chief Executive Officer of AT&T Advertising Solutions where he successfully led the transition of the Yellow Pages segment from print to digital advertising, prior to the divestiture of the business into a newly formed company, YP Holdings LLC. Prior to that, he has held a number of senior executive positions at AT&T including President of Global Enterprise Solutions and President and Chief Executive Officer of AT&T Southwest (a.k.a. Southwestern Bell). Before joining AT&T, Mr. Gutiérrez worked as a licensed CPA and strategy consultant at KPMG. He also serves on the boards of the World Affairs Council of Dallas/Fort Worth, Dallas Museum of Art, Thompson Autism Foundation, Trulaske College of Business at the University of Missouri, and the AT&T Cotton Bowl.

About Denny's

Denny's is the franchisor and operator of one of America's largest full-service restaurant chains, based on number of units. As of December 26, 2012, Denny's had 1,688 franchised, licensed, and company-owned restaurants around the world with combined sales of $2.5 billion including 1,590 restaurants in the United States and 98 restaurants in Canada, Costa Rica, Mexico, Honduras, Guam, Curaçao, Puerto Rico, Dominican Republic and New Zealand. For further information on Denny's, including news releases, links to SEC filings and other financial information, please visit the Denny's investor relations website.

Investor Contact:	Media Contact:
Whit Kincaid	Liz DiTrapano, ICR
877-784-7167	646-277-1226
WKincaid@dennys.com	Liz.DiTrapano@icrinc.com